Exhibit 3.1

AMENDMENT

TO

THE SECOND AMENDED AND RESTATED BYLAWS

OF

ECD AUTOMOTIVE DESIGN, INC.

ECD AUTOMOTIVE DESIGN, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is: ECD Automotive Design, Inc.

2. The Board of Directors of the Corporation has duly adopted a resolution authorizing an amendment to the Corporation’s Second Amended and Restated Bylaws (as amended, the “Bylaws”) to reduce the quorum required for duly transacting business at stockholders’ meetings from a majority of the voting power of the Company’s outstanding shares of capital stock or applicable series of securities to one-third of such voting power.

3. Section 2.4 of the Corporation’s Second Amended and Restated Bylaws is hereby amended by replacing the original paragraph with the following paragraph:

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing one-third of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

4. This Amendment has been duly approved by the Board of Directors of the Corporation in accordance with the Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this Amendment is duly adopted by an authorized officer this 11th day of December, 2025.

         ECD AUTOMOTIVE DESIGN, INC.

By:         /s/ Scott Wallace

Name:     Scott Wallace

Title:       Chief Executive Officer